PROSPECTUS	Pricing Supplement No. 3723
Dated April 9, 2002	Dated April 17, 2002
PROSPECTUS SUPPLEMENT	Rule 424(b)(3)-Registration Statement
Dated April 16, 2002	No. 333-84462

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)

Trade Date: April 17, 2002

Settlement Date (Original Issue Date): April 22, 2002

Maturity Date: October 22, 2003

Principal Amount (in Specified Currency): USD 925,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission: 0.050%

Net Proceeds to Issuer: USD 924,537,500

Interest Rate:

Interest Calculation:

☐Regular Floating Rate

☐ Inverse Floating Rate

☒ Other Floating Rate

Interest Rate Basis: ☐ CD Rate ☐ Commercial Paper Rate

☐Federal Funds Open Rate (See "Additional Terms - Interest" below)

☐ LIBOR ☐ Prime Rate ☐ Treasury Rate

☒ Other (See "Additional Terms - Interest" below)

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

(Fixed Rate)
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No. 333-84462

Spread (Plus or Minus): plus 20 basis points

Spread Multiplier: N/A

Index Maturity: N/A

Index Currency: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Interest Payment Period: Quarterly

Interest Payment Dates: Quarterly, on each April 22, July 22, October 22, and January 22 commencing July 22, 2002.

Initial Interest Rate Per Annum: N/A

Interest Reset Periods and Dates: Daily on each Business Day provided that the Federal Funds Open Rate in effect for any day that is not a Business Day shall be the Federal Funds Open Rate in effect for the prior Business Day.

Interest Determination Dates: On each Interest Reset Date.

Form of Notes:

☒ DTC registered ☐ non-DTC registered

CUSIP No: 36962GYE8

ISIN: US 36962GYE87

Common Code: 014699031

Repayment, Redemption and Acceleration

Optional Repayment Date(s): N/A

Initial Redemption Date: N/A

Initial Redemption Percentage: N/A

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

(Fixed Rate)
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Rule 424(b)(3)-Registration Statement

Original Issue Discount:

Amount of OID: N/A

Yield to Maturity: N/A

Interest Accrual Date: N/A

Initial Accrual Period OID: N/A

Amortizing Notes:

Amortization Schedule: N/A

Dual Currency Notes:

Face Amount Currency: N/A

Optional Payment Currency: N/A

Designated Exchange Rate: N/A

Option Value Calculation Agent: N/A

Option Election Date(s): N/A

Indexed Notes:

Currency Base Rate: N/A

Determination Agent: N/A

No. 333-84462

Additional Terms:

The interest rate applicable to each Interest Reset Period will equal the Federal Funds Open Rate (as defined below) plus the Spread set forth above.

The "Federal Funds Open Rate" for an Interest Determination Date will be the rate for that day under the heading "Federal Funds" and opposite the caption "Open" as such rate is displayed on the Telerate Page 5.

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on the Telerate Page 5, the rate for the Interest Determination Date will be the rate for that day displayed on FEDSPREB Index on Bloomberg which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg.

If on a Calculation Date for an Interest Period such rate for an Interest Determination Date in that Interest Period does not appear on Telerate Page 5 or FEDSPREB Index on Bloomberg, the rate for such Interest Determination Date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9.00 am,

(Fixed Rate)
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Pricing Supplement No. 3723
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Rule 424(b)(3)-Registration Statement No. 333-84462

New York City time, on that day arranged by three brokers of Federal Funds transactions in New York City as selected by the Calculation Agent.

Additional Information:

General.

At December 31, 2001, the Company had outstanding indebtedness totaling $230.598 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at December 31, 2001 excluding subordinated notes payable after one year was equal to $229.725 billion.

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

Plan of Distribution:

The Notes are being purchased by Lehman Brothers Inc. (the "Underwriter"), as principal, at the Issue Price of 100.00% of the aggregate principal amount less an underwriting discount equal to 0.050% of the principal amount of the Notes. The Underwriter has advised the Company that the Underwriter proposes to offer the Notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale. In the ordinary course of their respective businesses, the Underwriter and its affiliates have engaged and may in the future engage, in commercial banking and investment banking transactions with the Company and affiliates of the Company.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.